Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Penn Virginia Resource GP, LLC:

We have audited the accompanying balance sheet of Penn Virginia Resource GP, LLC as of December 31, 2007. This balance sheet is the responsibility of Penn Virginia Resource GP, LLC’s management. Our responsibility is to express an opinion on this balance sheet based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Penn Virginia Resource GP, LLC as of December 31, 2007, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Houston, Texas

May 12, 2008

PENN VIRGINIA RESOURCE GP, LLC

BALANCE SHEET

December 31, 2007

(in thousands)

ASSETS
Investment in Penn Virginia Resource Partners, L.P.	$4,753

Total assets	$4,753

MEMBER’S EQUITY
Member’s equity	$4,753

Total member’s equity	$4,753

See accompanying notes to balance sheet.

PENN VIRGINIA RESOURCE GP, LLC

NOTES TO BALANCE SHEET

December 31, 2007

1.	Nature of Operations

Penn Virginia Resource GP, LLC (the “General Partner”) is a Delaware limited liability company formed in 2001, to become the general partner of Penn Virginia Resource Partners, L.P. (the “Partnership”). The General Partner is a wholly owned subsidiary of Penn Virginia GP Holdings, L.P. (“PVG”), a publicly traded partnership. The General Partner owns a 2% general partner interest in the Partnership.

The Partnership is a publicly traded Delaware limited partnership formed by Penn Virginia Corporation (“PVA”) in 2001 that is principally engaged in the management of coal and natural resource properties and the gathering and processing of natural gas in the United States.

The General Partner manages the operations and activities of the Partnership and owes a fiduciary duty to the Partnership’s unitholders. The General Partner has no employees. The Partnership’s personnel are employees of PVA. The General Partner is liable for all of the Partnership’s debts (to the extent not paid from the Partnership’s assets), except for indebtedness or other obligations that are made specifically non-recourse to the General Partner.

The General Partner does not receive any management fee or other compensation for the management of the Partnership. The General Partner and PVA are reimbursed for expenses incurred on the Partnership’s behalf. These expenses include the costs of employee, officer and director compensation and benefits properly allocable to the Partnership and all other expenses necessary or appropriate to conduct the business of the Partnership. The partnership agreement provides that the General Partner will determine the expenses that are allocable to the Partnership in any reasonable manner determined by the General Partner in its sole discretion.

2.	Significant Accounting Policies

Basis of Presentation

The accompanying balance sheet of Penn Virginia Resource GP, LLC is of the parent company only and does not include the accounts of Penn Virginia Resource Partners, L.P. or any of its subsidiaries. The General Partner uses the equity method of accounting to account for its investment in the Partnership. The balance sheet of the General Partner should be read in conjunction with the financial statements and accompanying notes of Penn Virginia Resource Partners, L.P. as of and for the year ended December 31, 2007, as contained in its Annual Report filed on Form 10-K.

Income Taxes

The Company is considered to be a disregarded entity for federal and state tax purposes, whereby the General Partner’s operating results are reported in the tax return of its owner. Therefore, the General Partner is a nontaxable entity, and no provision has been made for federal or state income taxes in the financial statements.

3.	Investments

In conjunction with the formation of the General Partner in 2001, the General Partner contributed net assets to the Partnership in return for a 2% general partner interest in the Partnership. Before 2006, the General Partner was an indirect wholly owned subsidiary of PVA. In 2006, PVA contributed its 2% general partner interest in the Partnership to PVG. The summarized assets and liabilities of the Partnership as of December 31, 2007, were as follows (in thousands):

Current assets	$103,734
Property, plant and equipment, net	731,282
Equity investments	25,640
Other	70,623

Total assets	$931,279

Current liabilities	$133,488
Deferred income and other long-term liabilities	27,362
Long-term debt	399,153
Partners’ capital	371,276

Total liabilities and partners’ capital	$931,279

4.	Long-Term Debt

Line of Credit

PVA has a $10 million line of credit with a financial institution effective through August 2008, renewable annually. The General Partner has access to borrow from this line of credit, but as of December 31, 2007, neither the General Partner nor PVA had outstanding borrowings under the line of credit. PVA has an option to elect a fixed rate LIBOR loan, floating rate LIBOR loan or base rate (as determined by the financial institution) loan.

Penn Virginia Revolving Credit Facility

PVA has a secured revolving credit facility (the “Revolver”) which has a borrowing base of $479 million, and expires in December 2010. The General Partner may borrow funds under the Revolver, but as of December 31, 2007, the General Partner had no borrowings outstanding under the Revolver.

The Revolver is governed by a borrowing base calculation and is redetermined semi-annually. PVA has the option to elect interest at (i) LIBOR plus a Eurodollar margin ranging from 1.00 to 1.75 percent, based on the percentage of the borrowing base outstanding or (ii) the greater of the prime rate or federal funds rate plus a margin up to 0.50 percent. The financial covenants require PVA to maintain levels of debt-to-earnings and impose dividend limitation restrictions. PVA was in compliance with all of its covenants under the Revolver as of December 31, 2007.